Capstone Companies,
March 2017
Strictly Confidential
Mr. Stewart Wallach
Capstone Companies, Inc,
350 Jim Moran Blvd, Suite 120
 Deerfield Beach, FL 33442
Via email:
INVESTMENT BANKING AGREEMENT
Dear Mr. Wallach,
This letter agreement (this *'Agreement") confirms our mutual understanding regarding the retention Of Wilmington Capital Securities, LLC ("Wilmington") by Capstone Companies, Inc. together with its subsidiaries. successors and assigns (collectively€ the "Company"), subject to the terms and conditions of this Agreement.
1.
Purpose of Engagement. Wilmington will. assist the Company as its exclusive financial advisor to assist in Identifying and evaluating various strategic Transactions intended to maximize shareholder value. For purposes of this Agreement, a "Transaction" shall include, but not be limited to: (i) any transaction (or series of transactions) involving the issuance, offer, or private sale of, or investment or transaction in, the Company's capital stock (whether newly authorized shares or authorized but unissued shares), convertible securities, options, warrants, any other securities exchangeable or exercisable for or convertible into the Company's capital stocks any other rights to acquire the Company's capital stock or assets. or any other capital raise of any nature; (ii) any transaction (or series transactions) involving the sale, transfer, divestiture, or Other disposition of all or substantially all of the Company's assets •or business; (iii) any individual, entity, or '"group" of persons or entities within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 'becoming the beneficial owner, directly or indirectly, of 50% or more of the outstanding equity interests of the Company in any transaction or series of transactions; or (iv) any merger, consolidation, reorganization, recapitalization, restructuring, business combination, tender offer, exchange or other transaction involving the Company; regardless of whether the Company is the surviving entity. For the avoidance of doubts the following events shall not constitute a Transaction for the purposes of this Agreement: (i) the exercise by the Company's officers or employees of options to purchase common stock of the Company granted prior to February 1, 2017; and (ii) the Company's exercise of its options to repurchase up to 25,000,000 shares of the Company's common stock from involve, LLC, a Delaware limited liability company, pursuant to that certain Option Agreement, dated June 27, 2016, between the Company and Involve, LLC, Wilmington and the Company agree and acknowledge that this Agreement should not be construed as a firm commitment or guarantee of any Transactions It is acknowledged and agreed that the decision to consummate a Transaction shall be in the Company's sole and absolute discretion.

2.
Term. The initial Term of this Agreement shall be for a period commencing on the date hereof and expiring on the earlier of six (6) months from the date hereof or the final closing of a Transaction. Unless terminated by either party by giving written notice to the other party, the Term of this this Agreement shall automatically renew for successive six (6) month periods. Notwithstanding any termination or expiration of this Agreement, the provisions of Paragraphs 5, 6, and Exhibit A, which is attached hereto and incorporated herein, shall survive such termination or expiration. The initial Six (6) month term of this Agreement and all successive six (6) month renewal periods are collectively referred to in Agreement as the "Term."

3.
Nature of Engagement. In order to facilitate Wilmington's efforts to effect a Transactions during the Term the Company shall not authorize any other party to act on the Company*s behalf with respect to any Transaction.

Capstone Companies,
March 2017

4.	Role of Wilmington. Wilmington will act as the Company's exclusive financial advisor with respect to:

a)
Assisting in the preparation of a memorandum describing the Company's industry, business strategy, business and management. and incorporating current financial and other appropriate information furnished by the Company (as amended and supplemented from time to time, the

"Information Memorandum");
b)	Assisting in the preparation of a presentation. based upon the Information Memorandum;

c)	Assisting in the preparation of a financial model;

d)
Using its reasonable efforts to identify and introduce the Company to prospective financial investors, strategic corporate investors, acquirers of assets: merger partners and/or other sources of capital ("Investors") and market the Transaction to such potential Investors.

e)	Evaluating Transaction proposals on behalf of the Company and providing guidance with respect to the Transaction structure and valuation;

f)	Assisting in. any discussions or negotiations of any Transaction, as requested by the Company;

g)	Coordinating due diligence, documentation and Transaction closing;

h)	Providing any services related to a •Transaction that may be appropriately requested by the Company.

5.	Compensation. In consideration for the services. Described above, Wilmington shall be entitled to receive, and the Company agrees to pay Wilmington, the following compensation:

a)
Retainer. During the first six (6) months of the Term of this Agreement* the Company shall pay a non-refundable retainer fee of $80,000 (the "Initial Retainer") to Wilmington in accordance with the schedule below. The Initial Retainer shall be deemed to be fully earned by Wilmington and payable by the Company upon commencement of the Term. The Company shall pay the full amount of the Initial Retainer to Wilmington in accordance -with the schedule below of whether the Company terminates this Agreement during the initial six (6) months of the Term pursuant to Paragraph 2 of this Agreement.

Initial Retainer Payment Schedule
Payment Amount	Payment Due
$20,000	Upon Execution of this Agreement
$20,000	March 1, 2017
$10,000	April 1, 2017
$10,000	May 1, 2017
$10,000	June 1, 2017
$10,000	July 1, 2017

If the Term of this Agreement is extended for an additional six months as contemplated by Paragraph 2, then the Company shall pay an additional non-refundable retainer fee of $45,000 (the "Additional Retainer" and collectively with the Initial Retainer, the "Retainer") to Wilmington in accordance with the schedule below. Upon the renewal of this Agreement for an additional six (6) month period as contemplated by Paragraph 2, (i) the Additional Retainer shall be deemed to be fully earned by Wilmington and payable by the Company, and (ii) Company shall pay the full amount of the Additional Retainer to Wilmington regardless of Whether the Company terminates this Agreement during the additional six (6) month period pursuant to Paragraph 2 of this Agreement.

Capstone Companies,
March 2017

Additional Retainer Payment Schedule
Payment Amount	Payment Due
$10,000	August 1, 2017
$10,000	September 1, 2017
$10,000	October 1, 2017
$5,000	November 1, 2017
$5,000	December 1, 2017
$5,000	January 1, 2018

b)
Transaction Fee. It the Company consummates a Transaction, the Company shall pay to Wilmington a cash transaction fee (the "Transaction Fee") in accordance with the schedule below, payable by wire transfer at the closing of the Transaction:

Transaction Consideration	Wilmington Fee %
$0 - $5,000,000	8%
$5,000,001 - $10,000,000	7%
$10,000,001 - $15,000,000	6%
$15,000,001 - $20,000,000	5%
> $20,000,000	4%

The Transaction Fee payable to Wilmington shall be reduced by the total Retainer amount paid by the Company to Wilmington as of the date on which the Transaction Fee is paid by the Company to Wilmington,
c)
Fee Obligation. Within  ten(10) days after the expiration of the Term, Wilmington shall provide -to the Company a final list (the 'Final List") of Investors that Wilmington has identified and introduced to the Company for the purposes defined in Paragraph I of this Agreement and, if any Transaction closes with any Investor(s) (or any of their respective affiliates) that are listed on the Final List within eighteen (18) months after the date of termination or expiration of this Agreement then Company shall pay to Wilmington the Transaction Fee set forth in Paragraph 5(b) payable within the time periods specified therein, If after 'the date of termination or expiration of this Agreement, the Company closes any transaction with an Investor that is. not on the Final List, then Company shall not be obligated to pay to Wilmington any fee or other compensation with respect to any such Transaction.

d)	Multiple Closings. In the event there are multiple partial closings prior to the final closing of the
Transaction, the Company shall pay -to or its designees, in cash the percentage of Consideration set forth in Section 5(b) payable with respect to the amount of each closing by wire transfer at the closing,
e)
Other. In the event that any portion of the Transaction(s) includes instruments or arrangements not contemplated by this Agreement, then the Company agrees to negotiate with Wilmington in good faith the amount of Transaction Fees that will be due to Wilmington under such circumstances, No fee payable to any other advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to Wilmington. All fees due "to Wilmington hereunder shall have no offsets (except as set forth in Paragraph 5(b)) and are non-refundable and non-cancelable,

Capstone Companies,
March 2017

6.
Reimbursement of Expenses. In addition to the fees described in Paragraph 5 above, the Company agrees to reimburse Wilmington, promptly, upon submission of an, invoice from time to time, for all reasonable, out of-pocket expenses incurred by Wilmington (including travel* databases, fees and disbursements of counsel, and of other consultants and advisors retained by Wilmington or its affiliates. fees and disbursements of accounting professional* priming and marketing expenses, etc.) in connection with a Transaction*

We look forward to formalizing our business relationship. If the foregoing and the attached Exhibit A correctly set forth our agreement, please execute the enclosed copy of this letter in the space provided and return it to use
Very truly yours,
             WILMINGTON CAPITAL SECURITIES, LLC

  Name: /s/ Ronald Dorushkin
Title: Chief Executive Officer
Confirmed and agreed to this _____ day of ___________, 2017

Capstone Companies, Inc.

By: ________________________
Name: Stewart Wallach
Title: CEO

Capstone Companies,
March 2017

EXHIBIT A

(A) Consideration. For purposes of this Agreement, "Consideration" shall mean the aggregate value of the Transaction shall include the aggregate amount paid or payable to the Company (including any subsidiary or *affiliate thereof), its shareholders, and any other third party in connection with the Transaction (including amounts paid or payable to holders of options, warranties, convertible securities, and all other securities issued by the Company) consisting of: (i) cash; (ii) equity and debt securities; (iii) the unpaid principal amount of any indebtedness of the Company or its affiliates for money borrowed that is assumed, repaid, forgiven, or satisfied in connection with the Transaction; (iv) the amount of any indemnity holdbacks or escrows in connection with the Transaction; (v) any extraordinary dividends. or distributions in connection with the Transaction; (vi) payments made pursuant to or in consideration of a non-compete agreement, non-solicitation agreement, or other restrictive covenants; (vii) rights to receive periodic payments, including seller financing; (Viii) the amount Of any deferred performance based payments, earnouts, or other contingent payments based on the future performance of the Company, its business, or its assets; (ix) any other forms of payment made, received, or to be received, directly or indirectly, by the Company (any subsidiary or affiliate thereof), its shareholders, or a third party; and (x) all other rights that may be at any time (A) transferred or contributed to the Company (or any of its subsidiaries or affiliates) or shareholders in connection with an acquisition Of equity Or assets Of the Company, (B) transferred or contributed by the Company (or any of its subsidiaries or affiliates) or shareholders in any transaction involving an investment in or acquisition of any third party, or acquisition of the equity or assets thereof, by Company (or any of its subsidiaries or affiliates), or (C) transferred or contributed to. the Company (or any of its subsidiaries or affiliates) or shareholders and any other parties entering into any joint venture or similar joint enterprise or undertaking with the Company (or any of its subsidiaries or affiliates). Any of the foregoing amounts held back or held pursuant to an escrow agreement established before or in connection with consummating the Transaction for indemnification or other purposes shall be deemed paid on the closing date and not contingent and the portion of the Consideration related such amounts shall be due and payable to Wilmington upon the closing of the Transaction. If any portion of the Consideration consists of securities, the. value of such securities shall be determined as follows: (i) if the securities are traded on a stock exchange, then the securities shall be valued at the average of the last sales price over the last ten trading days immediately preceding the consummation of the Transaction; (ii) if the securities are traded over-the-counter, then the securities shall be valued at the average: closing bid and asked quotes over the last ten trading days immediately preceding the consummation of the Transaction; and (iii )if the securities, interests, or rights are not publicly traded, then the value shall be the fair market value on the day immediately prior to the consummation of the Transaction as agreed to in good faith by the Company and Wilmington. Any assets other than cash and the other assets in this Section(A) will be valued as mutually agreed upon in good faith by the Company and Wilmington.

(B)
 Representation of the Company. The Company hereby represents and warrants that any and all information supplied hereunder to Wilmington in connection with any and all services to be performed hereunder by Wilmington for and on behalf of the Company shall be, to the best of the Company's knowledge, true, complete and correct as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading: The Company hereby acknowledges that the ability of Wilmington to adequately provide services as described herein is dependent upon the prompt dissemination of accurate correct and complete information to Wilmington. The Company further represents and warrants hereunder that this Agreement has been duly and validly authorized by all requisite corporate action; that the Company has the full right, power md capacity to executes deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by the Company and Wilmington will represent the valid and binding obligation of the Company enforceable in accordance with its terms. The representations and warranties set forth herein shall: survive termination or expiration of this Agreement.

Capstone Companies,
March 2017

(C)
Indemnification. The Company hereby agrees to indemnify and hold Wilmington, its affiliates their respective officers, director, shareholders, principals, employees, contractors, consultants, partners, managers, members: and their respective successors and assigns harmless from and against any and all loss, claim. damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including but not limited to, reasonable legal fees and other expenses and. Reasonable disbursements incurred in connection with investigating, preparing to defend or defending action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively, "Losses") arising out of, based upon, or in any way related or attributed to (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement or (ii) any activities or services performed hereunder by 'Wilmington, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the intentional misconduct or gross negligence of Wilmington in performing the services hereunder.

If Wilmington receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to this Section Wilmington shall, within thirty (30) days of the receipt of such written notice* give the Company written notice thereof(a "Claim Failure to give such Claim Notice within such thirty (30) day period shall not constitute a waiver by Wilmington of its right to indemnity hereunder with respect to such action, suit or proceeding as long as no default has been entered. Upon receipt by the Company of a Claim Notice with respect to any claim for indemnification which is based upon a claim made by a third party (0Third Party Claim"), the Company may assume the defense of the Third Party Claim with counsel of its own choosing, as described below" Wilmington shall cooperate in the defense of the Third Pany Claim and shall furnish such records, information. and testimony and attend all such conferences, discovery proceedings, hearings trial and appeals as may be reasonably required in connection therewith& Wilmington shall have the right to employ its own counsel in any such action. The Company shall not satisfy or settle any Third-Party Claim for which indemnification has been sought and is available hereunder without the prior written consent of Wilmington, which consent shall not be delayed which shall not be requited if Wilmington is granted a release in connection therewith. The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.
The Company further agrees. upon demand by Wilmington, to promptly reimburse Wilmington for, or pay, any Loss as to which Wilmington has been indemnified herein with such reimbursement to be made currently as any Loss is incurred by Wilmington. Notwithstanding the provisions of the aforementioned indemnification, any such reimbursement or payment by the Company of fees, expenses, or disbursements incurred by Wilmington shall be repaid by Wilmington in the event of any proceeding 'in which a final judgment (after all appeals. or the expiration of time to appeal) is entered in a court of competent jurisdiction against Wilmington based solely upon its gross negligence intentional misconduct in the performance of its duties hereunder, and provided further, that the Company shall not be required to make. reimbursement or payment for any settlement effected without the Company's prior written consent (which consent shall not be unreasonably withheld or delayed.)
If for any reason the foregoing indemnification is unavailable or is insufficient to hold Wilmington harmless the Company agrees to contribute the amount paid or payable by Wilmington in such proportion as to reflect not only the relative benefits received by the Company, as the ease may be, on the one hand, and Wilmington on the other hand. but also, the relative fault of the Company and Wilmington as well as any relevant equitable considerations. In no event shall Wilmington contribute in excess of the fees actually received by it pursuant to the terms of this Agreement, IN NO EVENT SHALL EITHER PARTY OR ANY PARTY'S OFFICER, DIRECTORS, EMPLOYEES, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, AGENTS OR REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL. INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING 'WITHOUT LIMITATION LOSSOF GOODWILL, LOST PROFITS, LOST DATA OR LOST OPPORTUNITIES, IN ANY WAY RELATING TO THIS AGREEMENT* EVEN IF A PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OCCURRING, AND WHETHER SUCH LIABILITY IS BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY* PRODUCTS LIABILITY OR OTHERWISE* IN NO EVENT WILL EITHER PARTY'S LIABILITY IN THE AGGREGATE FOR ANY LOSSES FOR ANY MAITER ARISING BETWEEN THE PARTIES HEREIN, EXCEPT FOR THIRD PARTY CLAIMS ARISING UNDER THIS INDEMNIFICATION PROVISION UNDER THIS AGREEMENT, EVER EXCEED THE TOTAL FEES RECEIVED BY WILMINGTON, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE.

Capstone Companies,
March 2017

For purposes of this Agreement, each officer, director, shareholder, member, and employee or affiliate of Wilmington and each person, if any, who controls Wilmington (or any affiliate) within the meaning of either Section 15 of the Securities Act of 1933s as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as Wilmington with respect to matters of indemnification by the Company hereunder.
(D)
Confidentiality. Wilmington agrees that all non[p]ublic information pertaining to the prior, current or contemplated business of the Company is a valuable and confidential asset of the Company. Such information shall include, without limitation. information relating to customer •lists, bidding procedures, intellectual property, patents, •trademarks trade secrets, financing techniques and sources and such financial statements of the Company as are not available to the public. Wilmington and its officers, directors, employees, agents and members, shall hold all such information in trust and confidence for the Company and shall not use or disclose any such information for other than the Company's business. Such confidentiality does not apply (i) where such information is publicly available or later becomes publicly available other than through a breach of this Agreement, (ii) where such information is subsequently lawfully obtained by Wilmington from a third party or parties, (iii) if such information is known to Wilmington prior to the execution of this Agreement or (iv) as may be required by law.

(E)
Independent Contractor. It is expressly understood and agreed that Wilmington shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create venture, partnership, association or other affiliation, or like relationship, between the parties. It is specifically agreed that the relationship is and shall remain that of independent parties to a Contractual relationship and that Wilmington shall have no right to bind the Company in any manner. In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement.

(F)	Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the Company and Wilmington
(G)
Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by-mail, facsimile transmission, or on the third calendar day after being mailed by United States registered or certified mails return .receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose

(H)
Entire Agreement. This Agreement (including Exhibit A) contains all the understandings and agreements of the parties with respect to the subject matter: discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

(l)
Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalids illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(J)
Construction: Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Company agrees that the sole and exclusive venue for any matters arising hereunder shall be the court of competent jurisdiction in Palm Beach County, Florida, and agrees to waive any objections to such venue. EACH OF WILMINGTON AND THE COMPANY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

(k)	Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the patties, and their respective successors and assigns.
(L)
Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(M)
Attorneys' Fees and Court Costs. If any party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the. prevailing patty shall be entitled to recovers in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not Limited to, reasonable attorneys' fees and expenses and court costs"

(N)
Computer Virus. During the course of this engagement, Wilmington may exchange electronic versions of documents and emails with you using commercially available software. Unfortunately, the technology community is occasionally victimized by the creation and dissemination of so called Viruses or similar destructive electronic programs. Wilmington takes issues raised by these viruses seriously and has invested in document and email scanning software that identifies and rejects files containing known viruses. Wilmington also updates its system with the software vendor's most current releases at regular intervals.

By utilizing this virus scanning software, Wilmington's system may occasionally reject a communication you send. Wilmington in turn may send you something that is rejected by your system. This infrequent occurrence is to be expected as part of the ordinary course of 'business.
Because the virus protection industry is generally one or two steps behind new viruses Wilmington cannot guarantee that its communications and documents will always be virus free. Occasionally. A virus will escape and go undetected as it is passed from system to system. Although Wilmington believes its virus protection measures are excellent, it can make no warranty that its documents will be virus free at all times.
Please inform Wilmington immediately in the event. a virus enters your company's system via any electronic means originating from Wilmington. 'Through cooperative efforts, disruption to communications can be minimized.
(0)
Information Disclosure. Wilmington may disclose any information when it is believed necessary for the conduct of its business, or where disclosure is required by law. For example, information may be disclosed for audit or research purposes, or to law and regulatory agencies to do such things as prevent fraud. Information may also be disclosed to affiliates as well as to others that are outside Wilmington. Wilmington may make other disclosures of Information as permitted by law,

(P)
Legal Services. Wilmington is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that Wilmington is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

(Q)
Securities Trading and Other Activities. Wilmington is a full-service securities firm engaged, directly or indirectly, in various activities, including securities trading, investment management, financing and brokerage activities. The Company agrees and acknowledges that in the ordinary course of these activities, Wilmington and its affiliates may actively trade the debt or equity securities (or related derivative securities) of the Company and Other companies which may be the subject of the engagement contemplated by this Agreement for its own account and for accounts of its customers and may at any time hold long and short posi[t]ions in such securities. The Company further agrees and acknowledges that Wilmington and its affiliates also may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction and nothing herein shall in any way limit Wilmington's, or its affiliates', ability to provide such services.

(R)
No Fiduciary Duties. The Company represents that it is a sophisticated business enterprise that has retained Wilmington for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(S)
USA Patriot Act. If necessary, the Company agrees to provide Wilmington with information and supporting documentation to enable Wilmington to comply with the requirements under Title Ill of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and. Obstruct Terrorism Act of2001 (Public Law 107-56).

(T)	Marketing. Wilmington shall have the ability to publicize (i.e., use of the Company logo in Wilmington's marketing materials) its role in providing the Company with the services noted herein.